Exhibit h(v) under Form N-1A
                                     Exhibit (10) under Item 601/Reg. S-K


                             HIBERNIA FUNDS

                                AGREEMENT
                                   for
                        TRANSFER AGENCY SERVICES


   AGREEMENT made as of July 1, 2004, by and between Hibernia Funds, having its principal office and place of business at 5800 Corporate Drive, Pittsburgh, PA 15237 (the "Investment Company"), on behalf of the portfolios (individually referred to herein as a "Fund" and collectively as "Funds") of the Investment Company, listed on Exhibit 1 as may be amended from time to time, and BOSTON FINANCIAL DATA SERVICES, INC., a Massachusetts corporation, having its principal office and place of business at 2 Heritage Drive, North Quincy, Massachusetts 02171 on behalf of itself and its subsidiaries (the "Company").

   WHEREAS, the Investment Company is registered as an open-end management investment company under the Investment Company Act of 1940, as amended (the "1940 Act"), with authorized and issued shares of capital stock or beneficial interest ("Shares");

   WHEREAS, the Investment Company desires to appoint the Company as its transfer agent and dividend disbursing agent to provide it with transfer agency services (as herein defined), and agent in connection with certain other activities, and the Company desires to accept such appointment;

   NOW THEREFORE, in consideration of the premises and mutual covenants herein contained, and intending to be legally bound hereby, the parties hereto agree as follows:

SECTION ONE: Transfer Agency Services.

Article 1.  Terms of Appointment.

   Subject to the terms and conditions set forth in this Agreement, the Investment Company hereby appoints the Company to act as, and the Company agrees to act as, transfer agent and dividend disbursing agent for each Fund's Shares, and agent in connection with any accumulation, open-account or similar plans provided to the shareholders of any Fund ("Shareholder(s)"), including without limitation any periodic investment plan or periodic withdrawal program.

Article 2.  Duties of the Company.

   The Company shall perform the following services in accordance with Proper Instructions as may be provided from time to time by the Investment Company as to any Fund:

   A.   Purchases

        (1) The Company shall receive orders and payment for the purchase of shares and promptly deliver payment and appropriate documentation therefore to the custodian of the relevant Fund, (the "Custodian"). The Company shall notify the Fund and the Custodian on a daily basis of the total amount of orders and payments so delivered.

        (2) Pursuant to purchase orders and in accordance with the Fund's current prospectus and statement of additional information ("Prospectus"), the Company shall compute and issue the appropriate number of Shares of each Fund and/or Class and hold such Shares in the appropriate Shareholder accounts. As used herein, "Class" shall mean any class of shares issued by any Fund.

        (3) For certificated Funds and/or Classes, if a Shareholder or its agent requests a certificate, the Company, as Transfer Agent, shall countersign and mail by first class mail, a certificate to the Shareholder at its address as set forth on the transfer books of the Funds, and/or Classes, subject to any Proper Instructions regarding the delivery of certificates.

        (4) In the event that any check or other order for the purchase of Shares of the Fund and/or Class is returned unpaid for any reason, the Company shall debit the Share account of the Shareholder by the number of Shares that had been credited to its account upon receipt of the check or other order, promptly mail a debit advice to the Shareholder, and notify the Investment Company of its action. In the event that the amount paid for such Shares exceeds proceeds of the redemption of such Shares plus the amount of any dividends paid with respect to such Shares, the Investment Company or its distributor will reimburse the Company in the amount of such excess.

   B.   Distribution

        (1) Upon notification by the Funds of the declaration of any distribution to Shareholders, the Company shall act as Dividend Disbursing Agent for the Funds in accordance with the provisions of its governing document and the then-current Prospectus of the Fund. The Company shall prepare and mail or credit income, capital gain, or any other payments to Shareholders. As the Dividend Disbursing Agent, the Company shall, on or before the payment date of any such distribution, notify the Custodian of the estimated amount required to pay any portion of said distribution which is payable in cash and request the Custodian to make available sufficient funds for the cash amount to be paid out. The Company shall reconcile the amounts so requested and the amounts actually received with the Custodian on a daily basis. If a Shareholder is entitled to receive additional Shares by virtue of any such distribution or dividend, appropriate credits shall be made to the Shareholder's account, or for certificated Funds and/or Classes, delivered where requested; and

        (2) The Company shall maintain records of account for each Fund and Class and advise the Investment Company, each Fund and Class and its Shareholders as to the foregoing.


   C.   Redemptions and Transfers

        (1) The Company shall receive redemption requests and redemption directions and, if such redemption requests comply with the procedures as may be described in the Fund Prospectus or set forth in Proper Instructions, deliver the appropriate instructions therefor to the Custodian. The Company shall notify the Funds on a daily basis of the total amount of redemption requests processed and monies paid to the Company by the Custodian for redemptions.

        (2) At the appropriate time upon receiving redemption proceeds from the Custodian with respect to any redemption, the Company shall pay or cause to be paid the redemption proceeds in the manner instructed by the redeeming Shareholders, pursuant to procedures described in the then-current Prospectus of the Fund.

        (3) If any certificate returned for redemption or other request for redemption does not comply with the procedures for redemption approved by the Fund, the Company shall promptly notify the Shareholder of such fact, together with the reason therefor, and shall effect such redemption at the price applicable to the date and time of receipt of documents complying with said procedures.

        (4) The Company shall effect transfers of Shares by the registered owners thereof.

        (5) The Company shall identify and process abandoned accounts and uncashed checks for state escheat requirements on an annual basis and report such actions to the Fund.

   D.   Recordkeeping

        (1) The Company shall record the issuance of Shares of each Fund, and/or Class, and maintain pursuant to applicable rules of the Securities and Exchange Commission ("SEC") a record of the total number of Shares of the Fund and/or Class which are authorized, based upon data provided to it by the Fund, and issued and outstanding. The Company shall also provide the Fund on a regular basis or upon reasonable request with the total number of Shares which are authorized and issued and outstanding, but shall have no obligation when recording the issuance of Shares, except as otherwise set forth herein, to monitor the issuance of such Shares or to take cognizance of any laws relating to the issue or sale of such Shares, which functions shall be the sole responsibility of the Funds.

        (2) The Company shall establish and maintain records pursuant to applicable rules of the SEC relating to the services to be performed hereunder in the form and manner as agreed to by the Investment Company or the Fund to include a record for each Shareholder's account of the following:

              (a) Name, address and tax identification number (and whether such number has been certified);

              (b)   Number of Shares held;

              (c) Historical information regarding the account, including dividends paid and date and price for all transactions;

              (d) Any stop or restraining order placed against the account;

              (e) Information with respect to withholding in the case of a foreign account or an account for which withholding is required by the Internal Revenue Code;

              (f) Any dividend reinvestment order, plan application, dividend address and correspondence relating to the current maintenance of the account;

              (g) Certificate numbers and denominations for any Shareholder holding certificates (if share certificates are issued); and

              (h) Any information required in order for the Company to perform the calculations contemplated or required by this Agreement.

        (3) The Company shall preserve any such records required to be maintained pursuant to the rules of the SEC for the periods prescribed in said rules as specifically noted below. Such record retention shall be at the expense of the Company, and such records may be inspected by the Fund at reasonable times. The Company may, at its option at any time, and shall forthwith upon the Fund's demand, turn over to the Fund and cease to retain in the Company's files, records and documents created and maintained by the Company pursuant to this Agreement, which are no longer needed by the Company in performance of its services or for its protection. If not so turned over to the Fund, such records and documents will be retained by the Company for six years from the year of creation, during the first two of which such documents will be in readily accessible form. At the end of the six year period, such records and documents will either be turned over to the Fund or destroyed in accordance with Proper Instructions.

   E.   Confirmations/Reports

        (1) The Company shall furnish to the Fund periodically the following information:

              (a)   A copy of the transaction register;

              (b)   Dividend and reinvestment blotters;

              (c) The total number of Shares issued and outstanding in each state for "blue sky" purposes as determined according to Proper Instructions delivered from time to time by the Fund to the Company;

              (d)   Shareholder lists and statistical information;

              (e) Payments to third parties relating to distribution agreements, allocations of sales loads, redemption fees, or other transaction- or sales-related payments; and

              (f) Such other information as may be agreed upon from time to time.

        (2) The Company shall prepare in the appropriate form, file with the Internal Revenue Service and appropriate state agencies, and, if required, mail to Shareholders, such notices for reporting dividends and distributions paid as are required to be so filed and mailed and shall withhold such sums as are required to be withheld under applicable federal and state income tax laws, rules and regulations.

        (3) In addition to and not in lieu of the services set forth above, the Company shall:

              (a) Perform all of the customary services of a transfer agent, dividend disbursing agent and, as relevant, agent in connection with accumulation, open-account or similar plans (including without limitation any periodic investment plan or periodic withdrawal program), including but not limited to: maintaining all Shareholder accounts, mailing Shareholder reports and Prospectuses to current Shareholders, withholding taxes on accounts subject to back-up or other withholding (including non-resident alien accounts), preparing and filing reports on U.S. Treasury Department Form 1099 and other appropriate forms required with respect to dividends and distributions by federal authorities for all Shareholders, preparing and mailing confirmation forms and statements of account to Shareholders for all purchases and redemptions of Shares and other conformable transactions in Shareholder accounts, preparing and mailing activity statements for Shareholders, and providing Shareholder account information; and

              (b) provide a system which will enable the Fund to monitor the total number of Shares of each Fund (and/or Class) sold in each state ("blue sky reporting"). The Fund shall by Proper Instructions
                    (i) identify to the Company those transactions and assets to be treated as exempt from the blue sky reporting for each state and (ii) verify the classification of transactions for each state on the system prior to activation and thereafter monitor the daily activity for each state. The responsibility of the Company for each Fund's (and/or Class's) state blue sky registration status is limited solely to the recording of the initial classification of transactions or accounts with regard to blue sky compliance and the reporting of such transactions and accounts to the Fund as provided above.

   F.   Other Duties

        (1) The Company shall answer correspondence from Shareholders relating to their Share accounts and such other correspondence as may from time to time be addressed to the Company;

        (2) The Company shall prepare Shareholder meeting lists, mail proxy cards and other material supplied to it by the Fund in connection with Shareholder meetings of each Fund; receive, examine and tabulate returned proxies, and certify the vote of the Shareholders; and

        (3) The Company shall establish and maintain facilities and procedures for safekeeping of stock certificates (if issued), check forms and facsimile signature imprinting devices, if any; and for the preparation or use, and for keeping account of, such certificates, forms and devices.

   The foregoing, along with any additional services that the Company shall agree in writing to perform for the Investment Company under this Section Three, shall hereafter be referred to as "Transfer Agency
Services."

Article 3.  Duties of the Investment Company.

   A.   Compliance

        The Investment Company or Fund assume full responsibility for the preparation, contents and distribution of their own and/or their classes' Prospectus and for complying with all applicable requirements of the Securities Act of 1933, as amended (the "1933 Act"), the 1940 Act and any laws, rules and regulations of government authorities having jurisdiction.

   B.   Share Certificates

        If Share certificates are issued, the Investment Company shall supply the Company with a sufficient supply of blank Share certificates and from time to time shall renew such supply upon request of the Company. Such blank Share certificates shall be properly signed, manually or by facsimile, if authorized by the Investment Company and shall bear the seal of the Investment Company or facsimile thereof; and notwithstanding the death, resignation or removal of any officer of the Investment Company authorized to sign certificates, the Company may continue to countersign certificates which bear the manual or facsimile signature of such officer until otherwise directed by the Investment Company.

   C.   Distributions

        The Fund shall promptly inform the Company of the declaration of any dividend or distribution on account of any Fund's shares.

SECTION TWO: General Provisions.

Article 4.  Proper Instructions.

   As used throughout this Agreement, a "Proper Instruction" means a writing signed or initialed by one or more person or persons as the Investment Company's Board of Trustees ("Board") shall have from time to time authorized. Each such writing shall set forth the specific transaction or type of transaction involved. Oral instructions will be deemed to be Proper Instructions if (a) the Company reasonably believes them to have been given by a person previously authorized in Proper Instructions to give such instructions with respect to the transaction involved, and (b) the Investment Company, or the Fund, and the Company promptly cause such oral instructions to be confirmed in writing. Proper Instructions may include communications effected directly between electro-mechanical or electronic devices provided that the Investment Company, or the Fund, and the Company are satisfied that such procedures afford adequate safeguards for the Fund's assets. Proper Instructions may only be amended in writing.

Article 5.  Assignment.

   Except as provided below, neither this Agreement nor any of the rights or obligations under this Agreement may be assigned by either party without the written consent of the other party.

   A. This Agreement shall inure to the benefit of and be binding upon the parties and their respective permitted successors and assigns.

   B. The Company may without further consent on the part of the Investment Company subcontract for the performance of Transfer Agency Services with any provider of services duly registered as a transfer agent under Section 17A(c)(1) as Company shall select.

   C. Except as provided in D below, the Company shall be as fully responsible to the Investment Company for the acts and omissions of any subcontractor as it is for its own acts and omissions. The compensation of such person or persons shall be paid by the Company and no obligation shall be incurred on behalf of the Investment Company, the Funds, or the Classes in such respect.

   D. The Company shall upon instruction from the Investment Company subcontract for the performance of services under this Agreement with an Agent selected by the Investment Company, other than as described in B. above; provided, however, that the Company shall in no way be responsible to the Investment Company for the acts and omissions of the Agent.

   E. Either party may assign all of or a substantial portion of its business to a successor, or to a party controlling, controlled by, or under common control with such party.

        Nothing in this Article 5 shall prevent the Company from delegating its responsibilities to another entity to the extent provided herein.

Article 6.  Documents.

   A. In connection with the appointment of the Company under this Agreement, the Investment Company shall file with the Company the following documents:

        (1)   A copy of the Charter and By-Laws of the Investment
              Company and all amendments thereto;

        (2) A copy of the resolution of the Board of the Investment Company authorizing this Agreement;

        (3) Specimens of all forms of outstanding Share certificates of the Investment Company or the Funds in the forms approved by the Board of the Investment Company with a certificate of the Secretary of the Investment Company as to such approval;

        (4) All account application forms and other documents relating to Shareholders accounts; and

        (5)   A copy of the current Prospectus for each Fund.

   B. The Fund will also furnish from time to time the following documents:

        (1) Each resolution of the Board of the Investment Company authorizing the original issuance of each Fund's, and/or Class's Shares;

        (2) Each Registration Statement filed with the SEC and amendments thereof and orders relating thereto in effect with respect to the sale of Shares of any Fund, and/or Class;

        (3) A certified copy of each amendment to the governing document and the By-Laws of the Investment Company;

        (4) Certified copies of each vote of the Board authorizing officers to give Proper Instructions to the Custodian and agents for fund accountant, custody services procurement, and shareholder recordkeeping or transfer agency services;

        (5) If issued, specimens of all new Share certificates representing Shares of any Fund, accompanied by Board resolutions approving such forms;

        (6) Such other certificates, documents or opinions which the Company may, in its discretion, deem necessary or appropriate in the proper performance of its duties; and

        (7)   Revisions to the Prospectus of each Fund.

Article 7.  Representations and Warranties.

   A.   Representations and Warranties of the Company

        The Company represents and warrants to the Fund that:

        (1) it is a corporation duly organized and existing and in good standing under the laws of the Commonwealth of Massachusetts;

        (2) it is duly qualified to carry on its business in each jurisdiction where the nature of its business requires such qualification, and in the Commonwealth of Massachusetts;

        (3) it is empowered under applicable laws and by its Articles of Incorporation and By-Laws to enter into and perform this Agreement;

        (4) all requisite corporate proceedings have been taken to authorize it to enter into and perform its obligations under this Agreement;

        (5) it has and will continue to have access to the necessary facilities, equipment and personnel to perform its duties and obligations under this Agreement; and

        (6)   it  is  in   compliance   with   federal   securities   law
              requirements and in good standing as a registered transfer agent.

   B.   Representations and Warranties of the Investment Company

        The Investment Company represents and warrants to the Company that:

        (1) It is an investment company duly organized and existing and in good standing under the laws of its state of organization;

        (2) It is empowered under applicable laws and by its Charter and By-Laws to enter into and perform its obligations under this Agreement;

        (3) All corporate proceedings required by said Charter and By-Laws have been taken to authorize it to enter into and perform its obligations under this Agreement;

        (4) The Investment Company is an open-end investment company registered under the 1940 Act; and

        (5) A registration statement under the 1933 Act will be effective, and appropriate state securities law filings have been made and will continue to be made, with respect to all Shares of each Fund being offered for sale.

Article 8.  Standard of Care and Indemnification.
   A.   Standard of Care

        The Company shall be held to a standard of reasonable care in carrying out the provisions of this Agreement, provided however, that the Company shall be held to any higher standard of care that would be imposed upon the Company, by an applicable law or regulation even though such stated standard of care was not part of this Agreement. The Company shall be entitled to rely on and may act upon advice of counsel (who may be counsel for the Investment Company) on all matters, and shall be without liability for any action reasonably taken or omitted pursuant to such advice, provided that such action is not in violation of applicable federal or state laws or regulations, and is in good faith and without negligence. Any person, even though also an officer, director, trustee, partner, employee or agent of the Company, who may be or become an officer, director, trustee, partner, employee or agent of the Investment Company, shall be deemed, when rendering services to the Investment Company or acting on any business of the Investment Company (other than services or business in connection with the duties of the Company hereunder) to be rendering such services to or acting solely for the Investment Company and not as an officer, director, trustee, partner, employee or agent or one under the control or direction of the Company even though paid by the Company.


   B.   Indemnification by Investment Company

        The Company shall not be responsible for and the Investment Company or Fund shall indemnify and hold the Company, including its officers, directors, shareholders and their agents, employees and affiliates, harmless against any and all losses, damages, costs, charges, counsel fees, payments, expenses and liabilities arising out of or attributable to:

        (1) The Investment Company's refusal or failure to comply with the terms of this Agreement, or which arise out of the Investment Company's lack of good faith, gross negligence or willful misconduct or which arise out of the breach of any representation or warranty of the Investment Company hereunder.

        (2) The acts or omissions of any Custodian, Adviser, Sub-adviser or other party contracted by or approved by the Investment Company or Fund,

        (3) The reliance on or use by the Company or its agents or subcontractors of information, records and documents in proper form which

              (a) are received by the Company or its agents or subcontractors and furnished to it by or on behalf of the Investment Company or Fund, its Shareholders or investors regarding the purchase, redemption or transfer of Shares and Shareholder account information;

              (b) are received by the Company from independent pricing services or sources for use in valuing the assets of the Investment Company or Fund; or

              (c) are received by the Company or its agents or subcontractors from Advisers, Sub-advisers or other third parties contracted by or approved by the Investment Company or Fund for use in the performance of services under this Agreement; or

              (d) have been prepared and/or maintained by the Investment Company or Fund or its affiliates or any other person or firm on behalf of the Investment Company.

        (4) The reliance on, or the carrying out by the Company or its agents or subcontractors of Proper Instructions of the Investment Company or the Fund.

        (5) The offer or sale of Shares in violation of any requirement under the federal securities laws or regulations or the securities laws or regulations of any state that such Shares be registered in such state or in violation of any stop order or other determination or ruling by any federal agency or any state with respect to the offer or sale of such Shares in such state.

              Provided, however, that the Company shall not be protected by this Article 8.B. from liability for any act or omission resulting from the Company's willful misfeasance, bad faith, negligence or reckless disregard of its duties or failure to meet the standard of care set forth in 8.A. above.

   C.   Indemnification by the Company

        The Company shall indemnify and hold the Investment Company and each Fund harmless from and against any and all losses, damages, costs, charges, counsel fees, payments, expenses and liability arising out of or attributed to any action or failure or omission to act by Services as a result of Services' lack of good faith, negligence, willful misconduct, or failure to meet the standard of care set forth in Article 8.A above.

   D.   Reliance

        At any time the Company may apply to any officer of the Investment Company or Fund for instructions, and may consult with legal counsel with respect to any matter arising in connection with the services to be performed by the Company under this Agreement, and the Company and its agents or subcontractors shall not be liable and shall be indemnified by the Investment Company or the appropriate Fund for any action reasonably taken or omitted by it in reliance upon such instructions or upon the opinion of such counsel provided such action is not in violation of applicable federal or state laws or regulations. The Company, its agents and subcontractors shall be protected and indemnified in recognizing stock certificates which are reasonably believed to bear the proper manual or facsimile signatures of the officers of the Investment Company or the Fund, and the proper countersignature of any former transfer agent or registrar, or of a co-transfer agent or co-registrar.

   E.   Notification

        In order that the indemnification provisions contained in this
        Article 8 shall apply, upon the assertion of a claim for which either party may be required to indemnify the other, the party seeking indemnification shall promptly notify the other party of such assertion, and shall keep the other party advised with respect to all developments concerning such claim. The party who may be required to indemnify shall have the option to participate with the party seeking indemnification in the defense of such claim. The party seeking indemnification shall in no case confess any claim or make any compromise in any case in which the other party may be required to indemnify it except with the other party's prior written consent.

Article 9.  Term and Termination of Agreement.

   This Agreement shall be effective from the date first written above and shall continue through December 31, 2004 ("Initial Term"). Thereafter, this Agreement shall be automatically renewed each year for an additional term of one year ("Additional Term") provided that either party may terminate this Agreement by written notice delivered at least one year prior to the expiration of the Initial or any Additional
Term. The termination date for all original or after-added Funds which are, or become, a party to this Agreement shall be coterminous. Funds that merge or dissolve during the Term, shall cease to be a party on the effective date of such merger or dissolution.

   In the event that the Investment Company designates a successor to any of the Company's obligations hereunder, the Company shall, at the expense and direction of the Investment Company, transfer to such successor all relevant books, records and other data established or maintained by the Investment Company under the foregoing provisions. Additionally, the Company reserves the right to charge for any other reasonable expenses associated with such termination. The provisions of
Article 8 shall survive the termination of this Agreement.

Article 10.  Amendment.

   This Agreement may be amended or modified by a written agreement executed by both parties.

Article 11.  Interpretive and Additional Provisions.

   In connection with the operation of this Agreement, the Company and the Investment Company may from time to time agree on such provisions interpretive of or in addition to the provisions of this Agreement as may in their joint opinion be consistent with the general tenor of this Agreement. Any such interpretive or additional provisions shall be in a writing signed by both parties and shall be annexed hereto, provided that no such interpretive or additional provisions shall contravene any applicable federal or state regulations or any provision of the Charter. No interpretive or additional provisions made as provided in the preceding sentence shall be deemed to be an amendment of this Agreement.

Article 12.  Governing Law.

   This Agreement shall be construed and the provisions hereof interpreted under and in accordance with the laws of the Commonwealth of Pennsylvania, provided however, that nothing herein shall be construed in a manner inconsistent with the Investment Company Act of 1940 or any rule or regulation promulgated by the Securities and Exchange Commission thereunder.

Article 13.  Notices.

   Except as otherwise specifically provided herein, Notices and other writings delivered or mailed postage prepaid to the Investment Company at 5800 Corporate Drive Pittsburgh, Pennsylvania, 15237 or to the Company at 2 Heritage Drive, North Quincy, Massachusetts 02171, or to such other address as the Investment Company or the Company may hereafter specify, shall be deemed to have been properly delivered or given hereunder to the respective address.

Article 14.  Counterparts.

      This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original.

Article 15.  Merger of Agreement.

   This Agreement constitutes the entire agreement between the parties hereto and supersedes any prior agreement with respect to the subject hereof whether oral or written.

Article 16.  Successor Agent.

   If a successor agent for the Company shall be appointed by the Investment Company, the Company shall upon termination of this Agreement deliver to such successor agent at the office of the Company all properties of the Investment Company held by it hereunder. If no such successor agent shall be appointed, the Company shall at its office upon receipt of Proper Instructions deliver such properties in accordance with such instructions.

   In the event that no written order designating a successor agent or Proper Instructions shall have been delivered to the Company on or before the date when such termination shall become effective, then the Company shall have the right to deliver to a bank or trust company, which is a "bank" as defined in the 1940 Act, of its own selection, having an aggregate capital, surplus, and undivided profits, as shown by its last published report, of not less than $2,000,000, all properties held by the Company under this Agreement. Thereafter, such bank or trust company shall be the successor of the Company under this Agreement.

Article 17.  Force Majeure.

   The Company shall have no liability for cessation of services hereunder or any damages resulting therefrom to the Fund as a result of work stoppage, power or other mechanical failure, natural disaster, governmental action, communication disruption or other impossibility of performance.

Article 18.  Severability.

   In the event any provision of this Agreement is held illegal, void or unenforceable, the balance shall remain in effect.

Article 19. Limitations of Liability of Trustees and Shareholders of the Investment Company.

   The execution and delivery of this Agreement have been authorized by the Trustees of the Investment Company and signed by an authorized officer of the Investment Company, acting as such, and neither such authorization by such Trustees nor such execution and delivery by such officer shall be deemed to have been made by any of them individually or to impose any liability on any of them personally, and the obligations of this Agreement are not binding upon any of the Trustees or Shareholders of the Investment Company, but bind only the property of the Fund, or Class, as provided in the Declaration of Trust.

Article 20.  Compensation.

   A. The Funds will compensate the Company for the Services described herein in accordance with the fees agreed upon from time to time between the parties hereto. Such fees do not include out-of-pocket disbursements of the Company for which the Funds shall reimburse the Company. Out-of-pocket disbursements shall include, but shall not be limited to, the items agreed upon between the parties from time to time.

   B. The Investment Company on behalf of the applicable Fund and/or the Class, and not the Company, shall bear the cost of: custodial expenses; membership dues in the Investment Company Institute or any similar organization; transfer agency expenses; investment advisory expenses; costs of printing and mailing stock certificates (if issued), prospectuses, reports and notices; administrative expenses; interest on borrowed money; brokerage commissions; taxes and fees payable to federal, state and other governmental agencies; fees of Trustees or Directors of the Investment Company; independent auditors expenses; legal and audit department expenses billed to the Company for work performed related to the Investment Company, the Funds, or the Classes; law firm expenses; organizational expenses; or other expenses not specified in this Article 20 which may be properly payable by the Funds and/or Classes.

   C. The compensation and out-of-pocket expenses attributable to the Fund shall be accrued by the Fund and shall be paid to the Company no less frequently than monthly, and shall be paid daily upon request of the Company. The Company will maintain detailed information about the compensation and out-of-pocket expenses by Fund and Class.

   D. Any schedule of compensation agreed to hereunder, as may be adjusted from time to time, shall be dated and signed by a duly authorized officer of the Investment Company and/or the Funds and a duly authorized officer of the Company.

Article 21.  Privacy.

   A. The Fund and the Company hereby acknowledge that the Fund may disclose shareholder nonpublic personal information ("NPI") to the Company as agent of the Fund and solely in furtherance of fulfilling the Company's contractual obligations under the Agreement in the ordinary course of business to support the Fund and its shareholders.

   B. The Company hereby agrees to be bound to use and redisclose such NPI only for the limited purpose of fulfilling its duties and obligations under the Agreement, for law enforcement and miscellaneous purposes as permitted in 17 CFR ss.ss. 248.15, or in connection with joint marketing arrangements that the Funds may establish with the Company in accordance with the limited exception set forth in 17 CFR ss. 248.13.

   C. The Company further represents and warrants that, in accordance with 17 CFR ss. 248.30, it has implemented, and will continue to carry out for the term of the Agreement, policies and procedures reasonably designed to:
            (1)   insure the security and confidentiality of records
               and NPI of Fund customers,
            (2)   protect against any anticipated threats or hazards to
               the security or integrity of Fund customer records and NPI, and
            (3)   protect against unauthorized access to or use of such
               Fund customer records or NPI that could result in substantial harm or inconvenience to any Fund customer.

   D. The Company may redisclose Section 248.13 NPI only to: (a) the Funds and affiliated persons of the Funds ("Fund Affiliates");
        (b) affiliated persons of the Company ("Company Affiliates") (which in turn may disclose or use the information only to the extent permitted under the original receipt); (c) a third party not affiliated with the Company ("Nonaffiliated Third Party") under the service and processing (ss.248.14) or miscellaneous (ss.248.15) exceptions, but only in the ordinary course of business to carry out the activity covered by the exception under which the Company received the information in the first instance; and (d) a Nonaffiliated Third Party under the Company and joint marketing exception (ss.248.13), provided the Company enters into a written contract with the Nonaffiliated Third Party that prohibits the Nonaffiliated Third Party from disclosing or using the information other than to carry out the purposes for which the Funds disclosed the information in the first instance.


   E. The Company may redisclose Section 248.14 NPI and Section 248.15 NPI to: (a) the Funds and Fund Affiliates; (b) Company Affiliates (which in turn may disclose the information to the same extent permitted under the original receipt); and (c) a Nonaffiliated Third Party to whom the Funds might lawfully have disclosed NPI directly.

   F. The Company is obligated to maintain beyond the termination date of the Agreement the confidentiality of any NPI it receives from the Fund in connection with the Agreement or any joint marketing arrangement, and hereby agrees that this Article 21 shall survive such termination.

Article 22.  Anti-Money Laundering and Customer Identification Program.

   A. The Funds represent and warrant to the other that they have established, and covenant that during the term of the Agreement they will maintain, a written anti-money laundering and customer identification program ("Program") in compliance with the series of rules and regulations arising out of the USA PATRIOT Act (together with such rules and regulations, the "Applicable Law") adopted by the Securities and Exchange Commission and the United States Treasury Department ("Treasury Department"), specifically requiring certain financial institutions including the Funds, to establish a Program.

   B. The Funds hereby delegate to the Company, the responsibility to perform or contract for the performance of, for and on behalf of the Funds, all required activities under the Funds' Program.

   C. The Company hereby accepts such delegation and represents and warrants that: (a) it has implemented, and will continue to (i) monitor the operation of, (ii) assess the effectiveness of, and
      (iii) modify, as appropriate or as required by Applicable Law, procedures necessary to effectuate the Program; (b) it will annually certify, in a manner acceptable to the Funds under Applicable Law, that it has implemented the Program and that it will perform or cause to be performed the customer identification and other activities required by Applicable Law and the Program; and (c) it will provide such other information and reports to the Funds' designated Compliance Officer, as may from time to time be requested, and will provide such Compliance Officer with notice of any contact by any regulatory authority with respect to the operation of the Program.

   D. The Company does hereby covenant that: (a) it will provide to any federal examiners of the Funds such information and records relating to Program as may be requested; and (b) it will allow such examiners to inspect the Company for purposes of examining the Program and its operation to the full extent required by Applicable Law.

   IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in their names and on their behalf under their seals by and through their duly authorized officers, as of the day and year first above written.

                                    HIBERNIA FUNDS
                                    (listed on Exhibit 1)


                                    By:  /s/ Timothy S. Johnson
                                       --------------------------------
                                    Name:  Timothy S. Johnson
                                    Title:  Secretary

                                    BOSTON FINANCIAL DATA SERVICES,
                                    INC.


                                    By:  /s/ Terry L. Metzger
                                       --------------------------------
                                    Name:  Terry L. Metzger
                                    Title:  Chief Operating Officer

                                EXHIBIT 1
                          to the Agreement for
                        Transfer Agency Services

      The Agreement for Transfer Agency Services dated July 1, 2004 between Hibernia Funds and Boston Financial Data Services, Inc. shall apply to the following Portfolios:

Hibernia Capital Appreciation Fund
      Class A Shares
      Class B Shares
Hibernia Cash Reserve Fund
      Class A Shares
      Class B Shares
Hibernia Louisiana Municipal Income Fund
      Class A Shares
      Class B Shares
Hibernia Mid-Cap Fund
      Class A Shares
      Class B Shares
Hibernia Total Return Bond Fund
Hibernia U.S. Government Income Fund
Hibernia U.S. Treasury Money Market Fund

I. Transfer Agency Services Fee

For Transfer Agency Services provided pursuant to this Agreement, the Investment Company agrees to pay and the Company hereby agrees to accept as full compensation for its services rendered hereunder a fee as follows:

Account Fee  (Annual account charge)
   (includes system access and funds control and reconcilement)

   -  Daily dividend fund                                   $16.65

   -  Monthly dividend fund                                 $ 8.75

   -  Quarterly dividend fund                               $ 8.75

   -  Contingent Deferred Sales Charge (Additionally)
         (monthly and quarterly funds only)                 $ 5.00

   -  Closed Accounts (per account per month)               $00.10

Minimum charges: The monthly maintenance charge for each class will be the actual account fee or $2,000, whichever is greater.


II. Transfer Agency Services Out-of-Pocket Expenses

Out-of-pocket expenses include but are not limited to postage (including overnight courier service), statement stock, envelopes, telecommunication charges (including Fax), travel, duplicating, forms, supplies, microfiche, computer access charges, client specific enhancements, disaster recovery, closed account fees, processing fees (including check encoding), and expenses incurred at the specific direction of the Fund. Postage for mass mailings is due seven days in advance of the mailing date.

III.  Payment

All fees are annualized and will be prorated on a monthly basis for billing purposes. Payment is due thirty days after the date of the invoice.

   IN WITNESS WHEREOF, the parties hereto have caused this Exhibit 1 to be executed in their names and on their behalf under their seals by and through their duly authorized officers, as of July 1, 2004.

                                    HIBERNIA FUNDS
                                    (listed on Exhibit 1)


                                    By:  /s/ Timothy S. Johnson
                                       --------------------------------
                                    Name:  Timothy S. Johnson
                                    Title:  Secretary

                                    BOSTON FINANCIAL DATA SERVICES, INC.


                                    By:  /s/ Terry L. Metzger
                                       --------------------------------
                                    Name:  Terry L. Metzger
                                    Title:  Chief Operating Officer